Exhibit 99.2

C/O P.O. BOX 8016 CARY, NC 27512-9903
INHIBRX, INC. NOTICE OF MATERIALS FOR INHIBRX, INC. SHAREHOLDERS

Important Notice Regarding the Availability of Materials.

You are receiving this communication because you hold common shares in Inhibrx, Inc. (“Inhibrx”). Inhibrx has released informational materials regarding its spin-off of all of its assets and liabilities other than those related to INBRX-101 (“Inhibrx Biosciences”) that are now available for your review. These materials consist of the Information Statement, plus any supplements, that Inhibrx has prepared in connection with the spin-off.

This notice provides instructions on how to access Inhibrx materials for informational purposes only. It is not a form for voting and presents only an overview of the Inhibrx materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review the Inhibrx materials on the internet at www.proxydocs.com/INBXSpinoff. Inhibrx is not asking you for a proxy and you are asked not to send a proxy.

The spin-off consists of the proposed distribution of at least 92% of Inhibrx Biosciences shares of common stock to holders of Inhibrx common shares on a pro rata basis (excluding treasury shares).

If you want to receive a paper copy of the informational materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before [●], 2024 to facilitate timely delivery.

To request a paper copy of the materials,
please contact us via:

Internet/Mobile – Access the Internet and go to www.proxydocs.com/INBXSpinoff. Follow the instructions to request materials and order copies.

Telephone – Call us free of charge at 866-648-8133 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com.

The email must include:

•	The 12-digit control # located in the box in the upper right-hand corner on the front of this notice.
•	No other requests, instructions OR inquiries should be included with your email.